Exhibit 99.1

Vera Bradley Announces Fiscal 2013 First Quarter Financial Results

•	Net revenues increased 15.6% to $117.2 million.

•	Direct net revenues increased 34.2%, including an increase of 4.3% in comparable-store sales; Indirect net revenues increased 1.3%.

•	Operating income was $20.8 million compared to $19.1 million in the first quarter of fiscal 2012, an increase of 9.2%.

•	Diluted EPS were $0.31 compared to $0.28 in the first quarter of fiscal 2012, an increase of 11%.

FORT WAYNE, Ind., May 31, 2012 — Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the fiscal 2013 first quarter ended April 28, 2012. The Company reported net revenues of $117.2 million for the first quarter, compared to $101.4 million in the first quarter of fiscal 2012, an increase of $15.8 million, or 15.6%. Diluted earnings per share for the quarter were $0.31, an increase of 11% over earnings per share in the first quarter of fiscal 2012.

“During our first quarter of fiscal 2013, we continued to expand the reach of our brand and, as a result, achieved double digit net revenue growth for the seventh straight quarter since becoming a public company,” said Michael C. Ray, Vera Bradley’s Chief Executive Officer. “We made great strides in further strengthening our balance sheet through disciplined inventory management and significant debt reduction. The strength of our brand, and our ongoing success, is a tribute to our talented team, dedicated retail partners and loyal customers. We continue to focus on executing our growth strategies and remain very optimistic about the long term prospects for Vera Bradley”.

By segment, Direct revenues increased 34.2% to $59.2 million, driven by the opening of 19 new stores since the first quarter of fiscal 2012, comparable-store sales increase of 4.3% compared to 22.1% in the first quarter of fiscal 2012, and e-commerce revenue growth of 26.1%. Indirect revenues increased 1.3% to $58.0 million.

Gross profit for the first quarter rose 15.7% to $65.3 million, resulting in a gross profit margin of 55.7%, consistent with the first quarter of fiscal 2012. This reflects higher cotton prices and labor costs, offset by the positive impact of the growth in the Direct segment. Operating income increased 9.2% to $20.8 million, or 17.8% of net revenues, in the first quarter, compared to operating income of $19.1 million, or 18.8% of net revenues in the first quarter of fiscal 2012.

Net income for the quarter was $12.6 million, or $0.31 per diluted share, compared to $11.2 million, or $0.28 per diluted share, in the first quarter of fiscal 2012.

Cash flow from operations during the first quarter totaled $30.7 million, compared to a use of cash of $2.0 million for the first quarter of fiscal 2012 primarily as a result of continued improvements in the supply chain resulting in a decrease in inventory of $8.6 million for the first quarter of fiscal 2013 versus an increase in inventory of $5.2 million in the first quarter of fiscal 2012. Cash flow for the quarter was used to invest in the business and to pay down the Company’s debt facility by $17.8 million. In addition, the Company exited the quarter with cash and cash equivalents of $6.0 million. Since the first fiscal quarter after our initial public offering in October 2010, the debt has decreased from $77.1 million to $7.4 million, reflecting strong cash flow.

Outlook

For the second quarter of fiscal 2013, the Company expects net revenues to be in a range of $121 million to $123 million, compared to $104 million in the second quarter of fiscal 2012. Gross margin for the second quarter is expected to be in line with the prior year.

Diluted earnings per share are expected to be in a range of $0.34 to $0.36. The earnings per share estimate assumes an effective tax rate of 39% and fully diluted weighted average shares outstanding of 40.5 million.

For fiscal 2013, the Company expects net revenues to be in a range of $535 million to $540 million, compared to previous guidance of $540 million to $545 million. Gross margin is expected to improve 90 basis points for the full year, which reflects lower cotton costs for the back half of the year, as well as favorable channel mix.

Diluted earnings per share for the full year are still expected to be in a range of $1.68 to $1.71. This guidance includes an effective tax rate of 39% and fully diluted weighted average shares outstanding of 40.5 million.

Call Information

A conference call to discuss fiscal 2013 first quarter results is scheduled for today, May 31, 2012, at 4:30 p.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through June 14, 2012. To access the recording, listeners should dial (877) 870-5176, and enter the access code, 4665296.

About Vera Bradley, Inc.

Vera Bradley infuses color into all aspects of women's lives with vibrant handbags, accessories, luggage, eyewear, travel items and gifts. Founded in 1982 by Barbara Bradley Baekgaard and Patricia R. Miller, the brand inspires women to "be colorful" with designs that reflect their personal style. Today, you'll find Vera Bradley accessories in 55 retail stores in the U.S., 9 outlet stores, 3,300 specialty retailers and online at verabradley.com. Vera Bradley employs 2,000 and the company's fiscal 2012 sales were $461 million. The company's commitment to breast cancer research continues to expand through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; and possible inability to sustain levels of comparable-store sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 28, 2012. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACT:

Investors:

Vera Bradley

Paul G. Blair

pblair@verabradley.com

(260) 207-5183

ICR, Inc.

Joseph Teklits

Jean Fontana

Jean.fontana@icrinc.com

(203) 682-8200

Media:

877-708-VERA (8372)

Mediacontact@verabradley.com

Vera Bradley, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

(unaudited)

	April 28, 2012	January 28, 2012	April 30, 2011
Assets
Current assets:
Cash and cash equivalents	$6,022	$4,922	$4,318
Accounts receivable, net	36,109	38,097	35,467
Inventories	98,231	106,967	101,913
Prepaid expenses and other current assets	8,447	8,343	6,800
Deferred income taxes	8,203	8,010	9,191

Total current assets	157,012	166,339	157,689

Property, plant, and equipment, net	61,535	52,312	43,554
Other assets	766	862	2,651

Total assets	$219,313	$219,513	$203,894

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$31,195	$27,276	$29,938
Accrued employment costs	8,047	15,738	8,914
Other accrued liabilities	16,613	15,297	11,933
Income taxes payable	7,374	1,705	7,408
Current portion of long-term debt	90	89	85

Total current liabilities	63,319	60,105	58,278

Long-term debt	7,322	25,095	61,912
Deferred income taxes	4,243	4,205	3,615
Other long-term liabilities	7,619	6,101	4,247

Total liabilities	82,503	95,506	128,052

Shareholders’ equity:
Additional paid-in capital	73,950	73,590	72,219
Retained earnings	62,946	50,320	3,623
Accumulated other comprehensive (loss) income	(86)	97	—

Total shareholders’ equity	136,810	124,007	75,842

Total liabilities and shareholders’ equity	$219,313	$219,513	$203,894

Vera Bradley, Inc.

Condensed Consolidated Statements of Income

($ in thousands, except per share amounts)

(unaudited)

	Thirteen Weeks Ended
	April 28, 2012	April 30, 2011
Net revenues	$117,201	$101,390
Cost of sales	51,899	44,946

Gross profit	65,302	56,444
Selling, general, and administrative expenses	47,191	39,989
Other income	2,699	2,605

Operating income	20,810	19,060
Interest expense, net	191	316

Income before income taxes	20,619	18,744
Income tax expense	7,993	7,520

Net income	$12,626	$11,224

Basic weighted-average shares outstanding	40,515,261	40,506,670
Diluted weighted-average shares outstanding	40,547,015	40,532,169
Basic earnings per share	$0.31	$0.28
Diluted earnings per share	0.31	0.28

Vera Bradley, Inc.

Consolidated Statements of Cash Flows

($ in thousands)

(unaudited)

	Thirteen Weeks Ended
	April 28, 2012	April 30, 2011
Cash flows from operating activities
Net income	$12,626	$11,224
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	2,268	2,110
Provision for doubtful accounts	195	41
Loss on disposal of property, plant, and equipment	21	—
Stock-based compensation	625	220
Deferred income taxes	(155)	(133)
Changes in assets and liabilities:
Accounts receivable	1,793	(1,208)
Inventories	8,587	(5,196)
Other assets	(8)	(109)
Accounts payable	3,919	(74)
Income taxes payable	5,669	(2,602)
Accrued and other liabilities	(4,857)	(6,284)

Net cash provided by (used in) operating activities	30,683	(2,011)

Cash flows from investing activities
Purchases of property, plant, and equipment	(11,512)	(2,680)

Net cash used in investing activities	(11,512)	(2,680)

Cash flows from financing activities
Payments on financial-institution debt	(32,750)	(10,000)
Borrowings on financial-institution debt	15,000	5,000
Payments on vendor-financed debt	(22)	(20)
Tax withholdings for equity compensation	(265)	—
Other	—	76

Net cash used in financing activities	(18,037)	(4,944)

Effect of exchange rate changes on cash and cash equivalents	(34)	—

Net increase (decrease) in cash and cash equivalents	1,100	(9,635)
Cash and cash equivalents, beginning of period	4,922	13,953

Cash and cash equivalents, end of period	$6,022	$4,318